INDEMNIFICATION AGREEMENT

     This Agreement, effective as of the first date below written, is made by and between PACESETTER, INC., a St. Jude Medical Company, d.b.a. St. Jude Medical Cardiac Rhythm Management Division, 15900 Valley View Court, Sylmar, California 91392-9221 (hereinafter referred to as "CRMD") and NVE CORPORATION, 11409 Valley View Road, Eden Prairie, Minnesota 55344 (hereinafter referred to as "VENDOR").
1. CRMD will indemnify, defend, and hold harmless VENDOR and its officers, directors, employees, agents, and contractors from and against any and all losses, claims, damages, liabilities, and expenses (including reasonable attorneys fees) arising out of or based upon CRMD's incorporation of a Giant Magnetoresistive Sensor Component designed and/or manufactured by VENDOR to be used as part of CRMD's Cardiac Pacemakers, Defibrillators, Electrodes, Leads, and Programmers, and Components Therefor. VENDOR shall give CRMD written notice of any such claim within fifteen (15) days and shall cooperate in the defense of such claim at CRMD's expense. Further, VENDOR agrees that CRMD shall have sole control over the defense or settlement of any such claim, action or proceeding, including, but not limited to, the right to select defense counsel, and that neither it nor its officers, directors, employees, agents, or contractors shall enter into any agreement with respect to such claim, action or proceeding for which indemnification is or may be sought without receipt of CRMD's prior written approval.
2. CRMD's obligations hereunder do not extend to claims arising as a direct result of the willful misconduct of VENDOR, its employees, representatives, or subcontractors.
3. VENDOR expressly warrants that the goods quoted and delivered to CRMD will be free from defects in material and workmanship. Upon receipt of the goods quoted and delivered to CRMD, the goods will be inspected by CRMD. If the goods are not inspected or are accepted after such inspection, the goods will be considered free from defects both in connection with any warranty claim or in connection with any claim included in the obligations of CRMD in paragraph 1 of this agreement. Notwithstanding any of the foregoing or anything expressly described in any purchase orders, the liability of VENDOR for breach of this express warranty shall be limited to the repair or replacement of defective parts.
4. This Agreement sets forth the entire Agreement of the parties relating to the subject matter. No modification of or an amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first below written.

PACESETTER, INC, d.b.a.,                         NVE CORPORATION
St. Jude Medical
Cardiac Rhythm Management Division

By:  /s/ Jeff Chateau                            By: /s/ Daniel A. Baker
     --------------------------                      --------------------------
         Jeff Chateau                                    Daniel A. Baker, Ph.D.

Title: Vice President Supply Chain               Title: President and CEO
       ---------------------------                      -----------------------

Date: Sept. 26, 2005                             Date: Sept. 23, 2005
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